Exhibit 99.4

[Unofficial Translation]

July 1, 2019

To Mr. Itzhak Aviram, Adv. 7 Masada Street Bnei Brak via E-mail and via Fax No. 03-7522095	To Mr. Ronen Kantor, Adv. 7 Masada Street Bnei Brak via E-mail via Fax No. 03-6127449 Without Prejudice

Dear Sir,

Re:  O.S. 40194-06-19 Capital Point Ltd. v. Can-Fite BioPharma Ltd.
Reference: Our Letter from Last Night (30.6.2019) to Adv. Itzhak Aviram

On behalf of our Client, Capital Point Ltd., we hereby address you as follows:

1.
As you are aware, in the judgment that was rendered last night in the above referenced case and in the presence of the parties, the Court dismissed the position of your Client, Can-Fite BioPharma Ltd. (hereinafter: the “Company”), and instructed that the relief our Client requested be granted, pursuant to which the Company must immediately convene a Special Meeting of its shareholders, whereby the termination of the term in office of all the Company’s current members of the Board Of Directors (except the external directors)  and the appointment of directors as detailed in our Client’s request of 23.5.2019 (hereinafter: the “Judgment” and the “Special Meeting”) be on the agenda of the said meeting.

2.	Further thereto, last night our above-referenced letter was sent, which is attached again for your convenience.

3.	Thus far, and contrary to its obligation, the Company has yet to publish a summons to the Special Meeting as stated above and has yet to report the judgment to the public.

4.
The Company is therefore required to act forthwith in accordance with the judgement and to immediately issue a summons to a Special Meeting to be convened within 35 days, whereby the effective date to participate in the voting to be held at the Special Meeting is within 10 days of publishing the summons to said meeting.

5.
As stated in our above referenced letter, and so that our Client’s rights are not prejudiced, we reiterate our demand that the Company’s Board of Directors refrain from taking any action which may affect the Company’s capital structure, whether as a result of raising monies or as a result of a transaction with assets within the framework of which the Company will allot shares to a third party in consideration for assets it is to purchase, and this until the decision of the Special Meeting regarding the appointment of directors, and in particular since there is no justification for such an additional raising of capital, also in light of the declarations that were made on the Company’s part at the hearing that was held today in the above referenced case.

6.
Furthermore, as stated in our above referenced letter, without derogating from the provisions above, and as stated in our letter of 23.5.2019, we hereby notify you that our Client intends on participating in any raising of capital of any type and kind which the Company intends on conducting.

7.
In this regard, we seek to clarify that our Client’s demand in Section 6 above, is that the Company must notify our Client - in advance and as soon as possible - of any such raising of capital it is to execute, and to allow our Client to participate in said raising of capital and to extend the necessary financing to the Company, and this not only to maintain the holdings our Client has in the Company's shares without prejudice, but rather up to any amount the Company seeks to raise.

8.
As stated in our above referenced letter, our Client will insist upon all of its rights by law, including our Client viewing each member of the Board of Directors as personally liable for any damage and/or loss the Company and/or its shareholders sustain, including but not limited to our Client, resulting from actions and/or omissions as detailed in our above referenced letter, including but not limited to in connection with a change in the Company’s capital structure as a result of raising funds or as a result of a transaction with assets, within the framework of which the Company allots shares to a third party in consideration for assets it is to purchase, and including but not limited to in accordance with the provisions in Section 65(b) to the Companies Law explicitly determining that under circumstances that the Company’s Board of Directors does not summon a Special Meeting as required, the directors responsible for not convening such a meeting must reimburse the Company of the expenses that are adjudicated against it.

9.
The provisions in this letter do not derogate from and/or prejudice any right and/or allegation and/or relief available to our Client against the Company and/or against any member of the Company’s Board of Directors.

Sincerely and Respectfully,

/s/ Amir Avni
Amir Avni, Adv.